Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated April 27, 2016 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Adecoagro S.A.’s Annual Report on Form 20-F for the year ended December 31, 2015. We also consent to the incorporation by reference of our report dated March 14, 2017 relating to the consolidated financial statements, which appears in Adecoagro S.A.’s Form 6-K dated March 17, 2017.

PRICE WATERHOUSE & CO. S.R.L.

By: /s/ Marcelo de Nicola (Partner)

Buenos Aires, Argentina

April 3, 2017